Exhibit 10.3
BEST BUY CO., INC.
LONG-TERM INCENTIVE PROGRAM BUY-OUT AWARD AGREEMENT
Award Date: September 4, 2012

1.
The Award and the Plan. Pursuant to the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended (the “Plan”) and this Long-Term Incentive Program Buy-Out Award Agreement (“Agreement”), as of the Award Date set forth above (the “Award Date”), Best Buy Co., Inc. (“Best Buy”) grants to Hubert Joly (“you”) the Awards set forth below (collectively, this “Award”):

1.1.	An option to purchase 700,935 Shares of Best Buy common stock (the “Option”) at the option price of $18.02 per Share;

1.2.	332,964 time-based restricted stock units payable in one (1) Share for each restricted stock unit becoming vested and nonforfeitable in accordance with the terms of this Award (the “RSUs”); and

1.3.
199,906 of performance stock units payable in one (1) Share for each performance share unit becoming earned (upon attainment of target performance (or such lesser (or no) or greater number of performance stock units as are earned hereunder, all in accordance with Appendix A hereto)), vested and nonforfeitable in accordance with the terms of this Award (the “PSUs”).

This Award is being granted to you pursuant to the Employment Agreement entered into between Best Buy and you dated August 19, 2012 (“Employment Agreement”). Capitalized terms not defined in this Agreement (including the Appendices hereto and by reference to the Employment Agreement where so identified) shall have the meaning defined in the Plan. Except as otherwise stated, all references to “Sections” or “Articles” refer to Sections or Articles of this Agreement.

2.	Terms of Option Grant.

2.1.
Duration, Vesting and Exercisability of Option. The Option expires on the tenth (10th) anniversary of the Award Date (the “Expiration Date”). You may exercise the Option in cumulative installments of one-quarter (1/4) of the Option each, with the first such installment becoming vested and exercisable on the Award Date and the remaining three such installments becoming vested and exercisable successively on each of the first three anniversaries of the Award Date, provided that you are employed on the date such installment is scheduled to so vest (except as provided in Section 3.4(a)(ii)). The Option may only be exercised by you during your lifetime, and may not be assigned or transferred other than by will or the laws of descent and distribution.

2.2.
Exercise and Tax Withholding. The Option may be exercised in whole or in part by written notice to Best Buy (through the Plan administrator or other means as shall be specified by Best Buy from time-to-time) stating the number of Shares to be purchased under the Option and the method of payment. The notice must be accompanied by payment in full of the exercise price for all Shares designated in the notice. Payment of the exercise price may be made by cash, check, delivery of previously owned Shares having a Fair Market Value on the date of exercise that is equal to the exercise price, or withholding of Shares that would otherwise be issued upon such exercise having a Fair Market Value on the date of exercise that is equal to the exercise price, or a combination thereof. The Option is a Non-Qualified Stock Option that is not eligible for treatment as a qualified or incentive stock option for federal income tax purposes. You are liable for any federal and state income or other taxes applicable upon the grant or exercise of the Option or any disposition of the underlying Shares; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Prior to exercising the Option, you will pay or make adequate arrangements satisfactory to Best Buy to satisfy all applicable taxes. In this regard, you authorize Best Buy, or its respective agents, at their discretion, to satisfy the obligations with regard to all taxes by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by Best Buy; or (ii) withholding from proceeds of the sale of shares of Best Buy common stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by Best Buy (on your behalf pursuant to this authorization); or (iii) withholding in shares of Best Buy common stock to be issued at exercise of the Option. You have no rights in the Shares subject to the Option until such Shares are received by you upon exercise of the Option.

2.3.
Limited Exercise Rights after your Qualified Retirement, Disability, Death or other Termination of Employment. Your employment with the Company Group (as defined in Appendix B) may be terminated by your employer at any time for any reason (with or without advance notice). Subject to the forfeiture provisions of Article 4 and the exceptions in paragraph (e) of this Section 2.3:

(a)
If you resign or otherwise voluntarily terminate your employment with the Company Group without Good Reason (and not due to Disability, death or Qualified Retirement), you will have 90 days after the date of your termination to exercise the Option, to the extent the Option had become vested as of your termination date.

(b)
Upon your Qualified Retirement (as defined in Appendix B) from the Company Group, you will have three (3) years after the effective date of your retirement to exercise the Option, to the extent the Option had become vested as of your termination date.

(c)
If you die while employed by the Company Group, the representative of your estate or your heirs will have one (1) year after the date of your death to exercise the Option, to the extent the Option had become vested as of the date of your death. If you become Disabled while employed with the Company Group, you will have one (1) year after the effective date of such classification to exercise the Option, to the extent the Option had become vested as of your termination date.

(d)
If your employment with the Company Group is terminated by your employer without Cause (and not due to your Disability), or if you resign or otherwise voluntarily terminate your employment with the Company Group for Good Reason, you will have two (2) years after the date of your termination to exercise the Option, to the extent the Option had become vested as of your termination date.

(e)	In no case, however, may the Option be exercised after the Expiration Date. The Option may not be exercised following termination of your employment with the Company Group for Cause.

3.	Terms of Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units.

3.1.	Time-Based Restricted Stock Units: Vesting and Payment.

(a)
Until your RSUs vest as provided below, they are subject to the restrictions described in Section 3.3 during the period (the “Restricted Period”) beginning on the Award Date and ending three years later. Except as otherwise provided in Section 3.3, Section 3.4 and Article 4, the RSUs will vest and become nonforfeitable in thirty-six equal monthly installments of 9,249 Shares, with each such installment becoming vested on the Fourth day of the month commencing with October 4, 2012 and each successive month thereafter until becoming fully vested and nonforfeitable, provided that you are employed on the date such installment is scheduled to so vest (except as provided at Section 3.4(a)(i)).

(b)
RSUs, to the extent vested, will be payable to you, subject to Section 5.4, within 30 days following your separation from service with the Company Group, in the form of either book-entry registration or a stock certificate representing one (1) Share for each restricted stock unit that had so vested.

3.2.	Performance Share Units: Performance Period; Performance Goals; Vesting; and Payment.

(a)
Your PSUs are subject to the Performance Goal during the Performance Period as defined and set forth in Appendix A hereto. Your PSUs also are subject to your continued employment until the last day of the Performance Period, except as set forth in Section 3.4(a)(iii).

(b)
Provided that you satisfy the continued employment requirement of Section 3.2(a) (or Section 3.4(a)(iii), as may apply), such number of PSUs will become earned, vested and nonforfeitable on the last day of the Performance Period as satisfies the Performance Goal and such earned and vested PSUs will be payable to you thirty (30) days following the last day of the Performance Period (or such earlier date as may apply under Section 3.4(a)(iii)), provided that to the extent that the value of such PSUs exceeds the specified annual calendar year limit in Section 4(d)(ii) of the Plan, the excess shall be paid on January 15th of successive calendar years using up in each such year the maximum amount permitted to be paid in each such year under such Section 4(d)(ii) as to performance-based compensation. Payment of your earned and vested PSUs will be in the form of either book-entry registration or a stock certificate representing one (1) Share for each performance share unit that had become so earned and vested. The Compensation and Human Resources

Committee will determine and certify, within thirty (30) days after the end of the Performance Period, in accordance with Section 162(m), whether and to what extent the Performance Goal may have been attained.

(c)
The foregoing provisions of this Section 3.2 to the contrary notwithstanding, upon the occurrence of a Change of Control, the Compensation and Human Resources Committee will thereupon determine and certify, in accordance with Section 162(m) and based on the Performance Goal as set forth in Appendix A as of the date of such Change of Control, whether and to what extent the Performance Goal may have been attained through the date of such Change of Control, and you will be deemed to have earned the greater of (i) such number of PSUs as would have been earned based on the attainment of Target performance under the Performance Goal or (ii) such number of PSUs as would be earned based on the actual Performance Goal attained as so certified by the Compensation and Human Resources Committee. In such event, your obligation to continue employment until the last day of the Performance Period under Section 3.2(a) (except as provided in Section 3.4(a)(iii)) shall be unaffected by such Change of Control. “Change of Control” has the meaning defined in Appendix B hereto.

3.3.
Limit on Transfers. You may not sell, assign, pledge or otherwise transfer the RSUs or PSUs at any time (or any interest in or right therein), other than by will or the laws of descent and distribution, and any such attempted transfer will be void.

3.4.
Effect of Retirement, Disability, Death or other Termination of Employment. Your employment with the Company Group may be terminated by your employer at any time in accordance with the Employment Agreement. Subject to the forfeiture provisions of Article 4:

(a)
If your employment with the Company Group is terminated by reason of your death, you become Disabled, your employment is involuntarily terminated by the Company Group without Cause or you voluntarily terminate your employment for Good Reason at any time before the Option or the RSUs, respectively, have become fully vested or the PSUs have become earned and vested:

i.	the unvested RSUs will become fully vested, nonforfeitable and payable to you in accordance with Section 3.1 hereof;

ii.	the unvested portion of the Option will become fully vested and exercisable on the date of termination;

iii.
the PSUs will become earned (to the extent not previously deemed earned under Section 3.2(c)) to the extent that the Performance Goals have been attained through the date of termination and a pro rata portion of such earned number of PSUs will become immediately vested and payable to you within thirty (30) days following the date of termination or the earliest such later date as is required to satisfy Section 409A of the Code; provided that to the extent the value of such PSUs exceeds the specified annual calendar year limit in Section 4(d)(ii) of the Plan, the excess shall be paid on January 15th of successive calendar years using up in each such year the maximum amount permitted to be paid in such year under such Section 4(d)(ii) as to performance-based compensation; and further provided that, if such termination is within two (2) years after a Change in Control that satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), the full amount shall be paid on such termination or such later date as is required to comply with Section 409A of the Code. For such purpose, (x) the Compensation and Human Resources Committee will thereupon determine and certify the attainment of the Performance Goals and the resulting number, if any, of PSUs as have become earned and (y) the pro rata portion will equal the fraction of such earned PSUs the numerator of which is the number of days you were employed through the date of termination and the denominator of which is 1,095; and

iv.
Your right to vesting, and consequent payment, of the unvested portion of your Option, RSUs and PSUs under this Section 3.4, pursuant to an involuntary termination of your employment by the Company Group without Cause (and not due to Disability) or your voluntary termination for Good Reason, is subject to your providing a complete release of all claims to the Company Group, not later than forty-five (45) days following the date of your termination of employment, in the form of Agreement and Release of Claims set forth as Exhibit B of the Employment Agreement.

v.	For purposes of this Award, “Cause”, “Good Reason” and “Disability” have the meaning as defined in the Employment Agreement.

(b)
If your employment is involuntarily terminated by the Company Group for Cause, the vested but unexercised portion of the Option will be immediately forfeited and such portion of the Option will be immediately cancelled. You may retain all other vested equity.

(c)
If your employment terminates for any reason other than as set forth in Section 3.4(a) or 3.4(b), such portion of each of the Option, RSUs and PSUs, that had not previously become vested, and earned (as applies), on the date of termination will be immediately forfeited and such portion of the Award will be immediately cancelled.

3.5.
Dividend Equivalents. You will be entitled to an accrual of dividend equivalents with respect to the RSUs and PSUs under this Award from the Award Date until the date such RSUs and PSUs, respectively, are paid, as follows:

(a)
As of each dividend date for holders of Shares, a dollar amount equal to the amount of the dividend that would have been paid on the number of Shares equal to the number of RSUs and PSUs, as applies, held by you under this Award as of the close of business on the record date for such dividend will be converted into a number of RSUs or PSUs, as applies, equal to the number of whole and fractional Shares that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on Shares which is payable in Shares, you will be credited with an additional number of RSUs and PSUs, as applies, equal to the product of (x) the number of RSUs or PSUs, as applies then held by you on the related dividend record date and the (y) the number of Shares (including any fraction thereof) distributable as a dividend on a Share.

(b)
Such accrued dividend equivalents will be paid to you at such time and in accordance with Section 3.1(b), Section 3.2(b) or Section 3.4(a), as applies, but in each such case only to the extent that the RSUs on which such dividend equivalents were credited have become vested and payable and the PSUs on which such dividend equivalents were credited have become earned, vested and payable.

3.6.	Limitation of Rights Regarding Shares. Until issuance of the Shares, you will not have any rights of a shareholder with respect to your RSUs or your PSUs.

3.7.
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the payment of vested RSUs and of earned and vested PSUs, and your subsequent disposition of any Shares paid with respect to such RSUs that have become vested and PSUs that have become earned and vested; and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the payment of Shares with respect to your vested RSUs and earned and vested PSUs (including RSUs and PSUs credited as accrued dividend equivalents thereon), Best Buy will withhold from those Shares the number of Shares having a Fair Market Value equal to the amount of the minimum applicable taxes required by Best Buy to be withheld upon the payment of those RSUs and PSUs as apply.

4.
Restrictive Covenants and Remedies. By accepting this Award, you agree to the restrictions and agreements contained in Section 11 and Attachment B of the Employment Agreement (“Restrictive Covenants”) and the remedies in Section 9 of the Employment Agreement, and you agree that the Restrictive Covenants and the remedies described in such provisions of the Employment Agreement are reasonable and necessary to protect the legitimate interests of the Company Group.

5.	General Terms and Conditions.

5.1.
Employment and Terms of Plan. This Agreement does not guarantee your continued employment nor alter the right of any member of the Company Group to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

5.2.
Governing Law, Jurisdiction and Venue. The Performance Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Minnesota, without regard to the conflict of law provisions, as provided in the Plan. You and Best Buy agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper. Notwithstanding the foregoing or any provision of the Plan as to determinations, interpretations or disputes, all such determinations, interpretations and/or disputes shall be subject to a de novo determination in accordance with Section 12 of the Employment Agreement.

5.3.	Section 409A.

(a)
Anything herein to the contrary notwithstanding, this Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). The Compensation and Human Resources Committee may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to you and the Company Group of the applicable provision.

(b)
To the extent required by Section 409A(a)(2)(B)(i), to the extent that you are a specified employee, payment of RSUs and PSUs to you upon your separation from service will be delayed and paid promptly after the earlier of the date that is six (6) months after the date of such separation from service or the date of your death after such separation from service. For purposes hereof, (x) any reference to your termination of employment under this Agreement shall mean your separation from service, (y) the occurrence of your “separation from service” will be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(h) and (z) whether you are a “specified employee” will be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i) with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation). Notwithstanding anything in this Agreement to the contrary, your employment shall not be deemed to have been terminated unless and until you have incurred a “separation from service” within the meaning of Section 409A.

(c)
For purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment.

(d)
To the extent that the right to payment of your RSUs or your PSUs is subject to your providing a release of claims to the Company Group (under Section 3.4(a)(iv)) that is not revoked, and as a result of the timing of when you provide such release of claims such payment could be made in either of two of your taxable years, such payment shall be made in the later such taxable year.

By signing below, you and Best Buy agree that the Option, RSUs and PSUs are granted under and governed by the terms and conditions of the Plan and this Agreement.

Best Buy Co., Inc.
By:
Title:

Hubert Joly

APPENDIX A
Performance Stock Unit (PSU) Performance Goal

1.	Performance Goal; Performance Period; PSUs Earned. The number of performance stock units that may be earned under this Award is based on the attainment of the following performance goal:

The performance of Best Buy common stock total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2012 and ending on September 30, 2015, except ending on the date of termination of employment for purposes of Section 3.4(a)(iii) or the date of the occurrence of a Change of Control in for purposes of Section 3.2(c), (the “Performance Period”). The number of performance stock units that may be earned under this Award are as follows:

Performance Level	Performance Achieved	Number of PSUs Earned
Below Threshold	Less than 30th percentile rank relative TSR	0 PSUs
At Threshold	30th percentile rank relative TSR	99,953 PSUs (50% of Target)
At Target	50th percentile rank relative TSR	199,906 PSUs (100%)
At Maximum	70th or greater percentile rank relative TSR	299,859 PSUs (150% of Target)
The number of performance stock units earned will be interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

2.
Total Shareholder Return” or “TSR”. Total Shareholder Return” or “TSR” means total shareholder return as applied to Best Buy or each company in the S&P 500 Index, meaning common stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming for such purpose that such dividends or distributions are reinvested in Best Buy common stock or of any such company in the S&P 500 Index) during the Performance Period, expressed as a percentage return. For purposes of determining common stock price appreciation as applied to Best Buy hereunder, the applicable stock price will be the Fair Market Value (as defined in the Plan) of Best Buy common stock, as applies.

3.	Calculation. For purposes of the Award and this Appendix A, the number of PSUs earned will be calculated as follows:
FIRST: For Best Buy and for the companies comprising the S&P 500 Index, determine the TSR for the Performance Period. For purposes of this calculation, TSR will be calculated on a compounded annualized basis over the Performance Period.
SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine Best Buy's percentile rank based upon its position in the list by dividing Best Buy's position by the total number of companies (including Best Buy) in the S&P 500 and rounding the quotient to the nearest hundredth. For example, if Best Buy were ranked 300 on the list out of 500 companies (including Best Buy), its percentile rank would be 60%.
THIRD: Plot the percentile rank for Best Buy determined in the second step above into the appropriate band in the left-hand column of the table above and determine the number of PSUs earned as a percent of Target, which is the figure in the right-hand column of the table (using linear interpolation between points as provided in the table above) corresponding to that percentile rank. For example, if Best Buy's percentile rank is 60%, then 125% of the Target number of PSUs would be earned.

4.	Rules. The following rules apply to the computation of the number of PSUs earned:
No Guaranteed Payout: The minimum number of PSUs which may be earned is zero and the maximum number of PSUs which may be earned is 150% of the Target number of PSUs. There is no minimum number of PSUs or other consideration that will be paid out, and no PSUs will be earned if the percentile rank is less than the 30th percentile or lower in the Performance Period.

A-1

Effect of Changes on S&P 500 Index: The S&P 500 Index shall be such companies as comprise that index from time to time during the Performance Period.

A-2

APPENDIX B
Certain Definitions
“Affiliate” is generally defined in the Plan, but will mean, solely for purposes of the definitions of “Change of Control” and “Person” in this Addendum, a company controlled directly or indirectly by Best Buy, where “control” will mean the right, either directly or indirectly, to elect a majority of the directors or other governing body thereof without the consent or acquiescence of any third party.
“Beneficial Owner” will have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision.
A “Change of Control” will be deemed to have occurred solely for purposes of this Agreement, if the conditions set forth in any one of the following paragraphs are satisfied after the Award Date:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person, any securities acquired directly from Best Buy or its Affiliates or in connection with a transaction described in clause (a) of paragraph III below; or

(ii)
individuals who at the Award Date constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Best Buy) whose appointment or election by the Board or nomination for election by Best Buy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Award Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
there is consummated a merger or consolidation of Best Buy or any Affiliate with any other company, other than (a) a merger or consolidation which would result in the voting securities of Best Buy outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any Affiliate, at least 50% of the combined voting power of the voting securities of Best Buy or such surviving entity or parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Best Buy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly of securities of Best Buy representing 50% or more of the combined voting power of Best Buy's then outstanding securities; or

(iv)
the shareholders of Best Buy approve a plan of complete liquidation of Best Buy or there is consummated an agreement for the sale or disposition by Best Buy of all or substantially all Best Buy's assets, other than a sale or disposition by Best Buy of all or substantially all of Best Buy's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Best Buy in substantially the same proportions as their ownership of Best Buy immediately before such sale; or

(v)	the Board determines in its sole discretion that a change in control of Best Buy has occurred.

(vi)
Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Best Buy immediately before such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Best Buy immediately following such transaction or series of transactions.

“Company Group” will mean, collectively, Best Buy and its Affiliates.
“Person” is generally defined in the Plan, but solely for purposes of the definition of “Change of Control” in this Addendum, will have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended,

B-1

except that such term will not include (i) Best Buy or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Best Buy or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Best Buy in substantially the same proportions as their ownership of stock of Best Buy.
“Qualified Retirement” will mean any termination of your employment with the Company Group that occurs on or after your 60th birthday, at a time when no member of the Company Group is entitled to discharge you for Cause, so long as you have served the Company Group continuously for at least the five-year period immediately preceding that termination.

B-2